UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2016

Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
13650 Dulles Technology Drive Suite 400
Herndon, Virginia 20171
(Address of principal executive offices)
(703) 709-9119
(Registrant’s Telephone Number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2016, Learning Tree International, Inc. (the “Company”) appointed Magnus Nylund as its Chief Operating Officer, effective immediately. Mr. Nylund will also continue to serve as the Chief Information Officer for the Company, which position he has held since October 2005.

Mr. Nylund, age 46, has served as the Chief Information Officer since October 2005 and previously served as the Company’s Vice President, Worldwide Information Systems from 2002 to 2005. Prior to his role as Vice President, Worldwide Information Systems, Mr. Nylund served as the Company’s Director, Worldwide IS Operations. He joined the Company in 1992 in its Swedish Operating Unit.

In connection with the appointment of Mr. Nylund as Chief Operating Officer, the Company and Mr. Nylund will enter into an amendment to his existing “at-will” employment agreement, dated October 1, 2005 (“Employment Agreement”). The amendment to the Employment Agreement will provide for Mr. Nylund’s new position as Chief Operating Officer and also set forth his new role and responsibilities in connection with serving in that capacity. No changes to compensation or other material terms are contemplated at this time.

There is no arrangement or understanding, other than the amendment to the Employment Agreement, between Mr. Nylund and any other person pursuant to which Mr. Nylund has been selected an officer of the Company. Other than his compensation arrangements for prior employment with the Company, Mr. Nylund has not engaged in any transaction exceeding $120,000 with the Company and does not have a family relationship with any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2016	LEARNING TREE INTERNATIONAL, INC.

By: /s/David W. Asai
David W. Asai Chief Financial Officer (Principal Financial and Accounting Officer)